Exhibit 10.31

LOAN AGREEMENT

Dated as of July 17, 2006

between

515/555 FLOWER MEZZANINE ASSOCIATES, LLC

as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

as Lender

i

SCHEDULES

1	–	Major Decisions
2	–	First Mortgage Loan Documents
3	–	Affiliate Transactions as of Closing

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 17, 2006, between 515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company, having an address at c/o Thomas Properties Group, LLC, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071 (“Borrower”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 11th Floor, New York, New York 10013 (in such capacity together with its successors and assigns in such capacity, the “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from the Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined) to refinance the Mortgaged Property (as hereinafter defined) and to pay certain other fees and expenses;

WHEREAS, the Lender is unwilling to make the Loan available unless Borrower joins in the execution and delivery of this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which each of them is a party, which shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.14;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement: (1) the capitalized terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined); (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and (4) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.14(a) hereof.

“Adjusted Net Worth” means, as of any date of calculation, the total assets of TPG/CALSTRS (other than those assets which would be treated as intangible assets under GAAP) on such date, less the total liabilities of TPG/CALSTRS on such date, in each case as would be shown on a balance sheet of TPG/CALSTRS prepared in accordance with GAAP and as determined by Lender; provided, however, that in determining the assets of TPG/CALSTRS, any amounts attributable to TPG/CALSTRS’ ownership interests in the Mortgaged Property shall not be taken into account.

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Appraisal” means an appraisal with respect to the Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means any nationally recognized MAI appraiser selected by Borrower and acceptable to the Lender.

“Bad Faith Filing” has the meaning set forth in Section 9.5(a).

“Bank” means LaSalle Bank National Association, or its successor in interest (or any other financial institution appointed by Lender and notified in writing to Borrower which delivers a collection account agreement in the form of the Collection Account Agreement or another form acceptable to Lender).

“Bankruptcy Action” means

(A) Borrower or First Mortgage Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(B) any Related Party controlled, directly or indirectly, by Borrower, or by an Affiliate which controls, directly or indirectly, Borrower, filing, or joining in the filing of, an involuntary petition against Borrower or First Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or First Mortgage Borrower from any Person;

(C) Borrower or First Mortgage Borrower filing an answer consenting to or otherwise colluding in or joining in any involuntary petition filed against Borrower or First Mortgage Borrower (or any of its respective partners or members or Guarantor or any other party providing a guaranty or indemnity in connection with the Loan or First Mortgage Loan), by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person;

(D) any Related Party controlled, directly or indirectly, by Borrower or First Mortgage Borrower or by any Affiliate which controls, directly or indirectly, Borrower or First Mortgage Borrower consenting to or otherwise colluding in or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or First Mortgage Borrower or any portion of the Collateral (unless such action is at the request of Lender or First Mortgage Lender) or an Affiliate of a Related Party voting adversely to Lender’s interest in any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law which involves Borrower, First Mortgage Borrower, the Collateral or the Mortgaged Property; or

(E) Borrower or First Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Bankruptcy Court” has the meaning set forth in Section 9.5(a).

“Bankruptcy Filings” has the meaning set forth in Section 9.7.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York, California or Illinois are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“CALSTRS” means the California State Teachers’ Retirement System.

“Capital Budget” means First Mortgage Borrower’s $112,795,560 budget of Capital Improvement Costs for the Renovation of the Mortgaged Property, excluding TI Costs (of which $64,912,537 remains to be completed, subject to confirmation by Construction Consultant), in the form approved by the Junior Mezzanine Lender on the Closing Date, together with such amendments to such budget as may be approved by Junior Mezzanine Lender in accordance with the Junior Mezzanine Agreement.

“Capital Event” means any transfer, sale, assignment, conveyance, liquidation or disposition (other than a taking) of all or any portion of the Mortgaged Property.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements, capital repairs and renovations to be made to the Mortgaged Property (including direct and indirect costs as stipulated under the Capital Budget approved by the Junior Mezzanine Lender).

“Cash Flow Sweep Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Closing Date” means the date on which this Agreement shall become effective pursuant to Section 3.1, such date being the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the “Collateral” (as such term is defined in the Pledge Agreement), the Mezzanine Loan Account and all other property which is or hereafter may become subject to a Lien in favor of Lender as security for the Loan.

“Collateral Assignment of Hedge” means the Collateral Agreement of Hedge, dated as of the applicable date and executed by Borrower, the Lender and the hedge counterparty.

“Collection Account Agreement” means with respect to the Mezzanine Loan Account, the deposit account agreement, dated as of the applicable date and executed by Borrower, Lender and the Bank.

“Collection Period” means, with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; provided, however, that in the case of the first Payment Date, the “Collection Period” shall commence on the Closing Date.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if such Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender and Borrower shall mutually agree upon.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower, whether or not contingent:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Control Agreement” means that certain Control Agreement, of even date herewith, by and among Borrower, First Mortgage Borrower and Lender.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Administration Fee” means an amount equal to the product of (x) 0.5% and (y) the Principal Indebtedness as of the date the Default Administration Fee becomes payable; provided, however, that if prior to the expiration of the Default Refinance Period, Borrower fully repays the Indebtedness, then the amount of the Default Administration Fee shall be reduced by the amount of the Exit Fee, regardless of whether payment of the Exit Fee is waived by Lender hereunder.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Default Refinance Period” means the period that commences as of the date the Default Administration Fee becomes payable hereunder, and ends on the date that is ninety (90) days thereafter; provided, however, that if Borrower has not fully repaid the Indebtedness on or prior to such ninetieth (90th) day, but Borrower has used commercially reasonable and diligent efforts to obtain a refinance loan, and delivers to Lender, on or before such ninetieth (90th) day, a fully-executed copy of a binding loan commitment from a bank or other bona fide commercial lender pursuant to which such bank or commercial lender has committed to make a loan to Borrower in an amount that is no less than the then-outstanding Indebtedness, then the Default Refinance Period shall be extended by thirty (30) days.

“Demand Note” shall mean that certain Demand Note, dated of even date herewith, executed by TPG/CALSTRS to Guarantor, in the original principal amount of $15,000,000, payable upon demand from Guarantor to TPG/CALSTRS, in the event that Guarantor defaults in its payment obligations under the Guaranty of Non-Recourse Obligations.

“Disclosure Certificate” has the meaning set forth in Section 5.1(t).

“Disclosure Documents” has the meaning set forth in Section 5.1(t).

“Effective Net Rent” means, with respect to a proposed new Lease, the level annual payment over the term of such Lease, expressed in Dollars per square foot, that when discounted to present value at a 10.00% per annum interest rate is the equivalent of the Net Present Value, provided, that with respect to a Lease with phased-in commencement dates, such level annual payment shall be calculated separately for each phase in and the Net Effective Rent shall be the weighted average of all such calculations, weighted based on square footage.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is: (i) an account maintained with a federal or state chartered depository institution or trust company whose (1) commercial paper, short-term debt obligations or other short-term deposits are rated by the Rating Agencies not less than “A-1”(or the equivalent), if the deposits are to be held in the account for thirty (30) days or less or (2) long-term unsecured debt obligations are rated at least “AA–” (or the equivalent), if the deposits are to be held in the account more than thirty (30) days, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade, withdrawal, qualification or suspension of such institution’s rating, each account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Engineer” means an Independent engineer selected by Borrower and approved by Lender.

“Engineering Report” means the structural engineering reports with respect to the Mortgaged Property prepared by an Engineer and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and approved by Lender.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated as of the Closing Date, from Borrower and Guarantor, as indemnitor, to the Indemnified Parties, as indemnitee.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” (and, if necessary, a “Phase II Environmental Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos inspection report, with respect to the Mortgaged Property, prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“EO13224” has the meaning set forth in Section 4.1(z) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Exit Fee” means 0.25% of the Loan Amount, which amount shall be due and payable upon the earlier to occur of full repayment of the Loan and the Maturity Date (whether by acceleration or otherwise); provided, however, that notwithstanding the foregoing, in the event the Lender provides either (a) the funds for a refinancing of the First Mortgage Loan in an amount not less than $300,000,000, or (b) the funds for a refinancing of the Loan in any amount, then the Exit Fee shall be waived.

“Extension Conditions”, “Extension Fee”, “Extension Notice”, and “Extension Option” have the respective meanings set forth in Section 2.13(a) hereof.

“Final Maturity Date” and “First Extended Maturity Date” have the respective meanings set forth in Section 2.13(a) hereof.

“First Mortgage” means the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing constituting a First Mortgage Loan Document referenced on Schedule 2 hereto.

“First Mortgage Borrower” means 515/555 Flower Associates, LLC, a Delaware limited liability company.

“First Mortgage Lender” means Citigroup Global Markets Realty Corp., a New York corporation, and its successors and assigns.

“First Mortgage Loan” means the loan from the First Mortgage Lender to First Mortgage Borrower pursuant to the First Mortgage Loan Documents.

“First Mortgage Loan Agreement” means the Loan Agreement constituting a First Mortgage Loan Document referenced on Schedule 2 hereto.

“First Mortgage Loan Documents” means the promissory note, the mortgage and the other loan documents, entered into as of even date herewith, between the First Mortgage Lender and First Mortgage Borrower, a list of which is attached hereto as Schedule 2.

“First Mortgage Principal Indebtedness” has the meaning given to the term “Principal Indebtedness” in the First Mortgage Loan Agreement.

“Fiscal Year” means the 12-month period ending on December 31st of each year (or, in the case of the first fiscal year, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“GAAP” means generally accepted accounting principles as required by the National Council for Real Estate Fiduciaries in the United States of America as of the date of the applicable financial report.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Revenue” means, for any Collection Period, the total dollar amount of all income and receipts received by, or for the account of, First Mortgage Borrower with respect to the Mortgaged Property.

“Guarantor” means 505 Flower Associates, LLC, a Delaware limited liability company.

“Guaranty of Non-Recourse Obligations” means, with respect to the Loan, the Guaranty of Non-Recourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 8.24 hereof, from the Guarantor to Lender.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Immediate Remedy Event” means the occurrence of any of the following: (a) any prior Event of Default that has previously been cured by Borrower; (b) any event or condition that results in personal liability to Guarantor under Section 8.24; (c) any event or condition described in Sections 7.1(f), (g) or (h); (d) Borrower’s failure timely to pay or cause to be paid real estate taxes and assessments due and payable on the Mortgaged Property in the event that insufficient funds are held by First Mortgage Lender in the Real Estate Taxes Escrow Account (as defined in the First Mortgage Loan Agreement); (e) any event or condition that results or may result in the material impairment of the Collateral, the Mortgaged Property or the value thereof, or any event of condition where Lender believes that it must take immediate corrective action to protect the value of the Mortgaged Property or the Collateral; or (f) the receipt of a notice from Junior Mezzanine Lender that it intends to foreclose on its security interest in the membership interests in Borrower, or the exercise of any such remedies by Junior Mezzanine Lender.

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of the Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon (i) Borrower or First Mortgage Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on First Mortgage Borrower for the privilege of doing business in the jurisdiction in which the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender, (ii) the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any rents therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property or the leasing or use of the Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of the Mortgaged Property by Borrower.

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(d).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, and (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions.

“Index Maturity” has the meaning set forth in the definition of LIBOR.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the applicable date, by and among Lender, First Mortgage Lender and Junior Mezzanine Lender.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; provided, however, that the first Interest Accrual Period for the Loan shall commence on the Closing Date.

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the fifteenth (15th) day of the month in which such Interest Accrual Period commences; provided, however, that the first Interest Determination Date for the Loan shall be the second Business Day preceding the Closing Date.

“Interest Reserve Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Interested Parties” has the meaning set forth in Section 5.1(t).

“Junior Intercreditor Agreement” means the Intercreditor Agreement, dated as of the applicable date, between the Lender and the Junior Mezzanine Lender.

“Junior Mezzanine Borrower” means 515/555 Flower Junior Mezzanine Associates, LLC, a Delaware limited liability company.

“Junior Mezzanine Lender” means Citigroup Global Markets Realty Corp., a New York corporation, and its successors and assigns.

“Junior Mezzanine Loan” means the loan made pursuant to the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Loan Agreement” means the Loan Agreement, dated as of the date hereof, by and between Junior Mezzanine Borrower and Junior Mezzanine Lender.

“Junior Mezzanine Loan Principal Indebtedness” has the meaning given to the term “Principal Indebtedness” in the Junior Mezzanine Loan Agreement.

“Land” has the meaning given to such term in the First Mortgage.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Leasing Budget” means First Mortgage Borrower’s $146,720,081 budget of Leasing Commissions and TI Costs for the Renovation of the Mortgaged Property (of which $84,724,348 remains to be completed, subject to confirmation by Construction Consultant), in the form approved by the Junior Mezzanine Lender on the Closing Date, together with such amendments to such budget as may be approved by the Junior Mezzanine Lender in accordance with the Junior Mezzanine Agreement.

“Leasing Commissions” means leasing commissions incurred by First Mortgage Borrower in connection with leasing the Mortgaged Property or any portion thereof (including renewals of existing Leases).

“Leasing Guidelines” means, with respect to any proposed Lease for less than 100,000 square feet, the guidelines that shall be deemed satisfied if such Lease conforms to the following:

(i) a term equal to five years or more;

(ii) Leasing Commissions and TI Costs equal to $63.50 per square foot or less; and

(iii) an Effective Net Rent equal to not less than $6.40 per rentable square foot per year.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting Borrower, First Mortgage Borrower or the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“LIBOR” means the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of one month (the “Index Maturity”), commencing on such Interest Determination Date, which appears on Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service (formerly Telerate) Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Accrual Period will be determined as described in (ii) below.

(ii) With respect to an Interest Determination Date on which no such offered rate appears on Dow Jones Market Service (formerly Telerate) Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, then LIBOR for such date will be obtained from the preceding Business Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

(iii) If on any Interest Determination Date Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on LIBOR.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, First Mortgage Borrower or the Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to $30,000,000.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Manager’s Consent, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Collection Account Agreement, the Collateral Assignment of Hedge, the Note Pledge Agreement, the Control Agreement and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above as same may be amended or modified from time to time.

“Loan to Value Test” means a test that shall be satisfied if (a) the sum of (i) the outstanding First Mortgage Principal Indebtedness plus (ii) the outstanding Principal Indebtedness is less than 75% of the value of the Mortgaged Property as determined by the Lender in its sole discretion; and (b) the sum of (i) the outstanding First Mortgage Principal Indebtedness plus (ii) the outstanding Principal Indebtedness plus (iii) the Junior Mezzanine Loan Principal Indebtedness is less than 80% of the value of the Mortgaged Property as determined by the Lender in its sole discretion.

“Losses” has the meaning set forth in Section 5.1(d) hereof.

“Major Decision” means any of the decisions set forth on Schedule 1 hereto.

“Major Leases” means any Lease other than (i) a lease for less than 100,000 square feet at the Mortgaged Property which conforms to the Leasing Guidelines or (ii) a Lease for less than 28,500 square feet at the Mortgaged Property (irrespective of whether such Lease referred to in this clause (ii) satisfies the Leasing Guidelines).

“Manager” means Thomas Development Partners, L.P., a California limited partnership.

“Manager’s Consent” means, with respect to the Mortgaged Property, the Manager’s Consent Agreement, executed by the Manager, Borrower and Lender, dated as of the Closing Date.

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower or First Mortgage Borrower or the Mortgaged Property, (ii) the ability of Borrower or First Mortgage Borrower to perform, or of Lender to enforce, any of the Loan Documents or the First Mortgage Loan Documents, respectively or (iii) the value of the Mortgaged Property.

“Maturity Date” means the earlier of (a) the Original Maturity Date or if Borrower exercises the Extension Option pursuant to Section 2.13, the First Extended Maturity Date or the Final Maturity Date, as applicable, (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Mezzanine Loan Account” has the meaning provided in Section 2.12(a) hereof.

“Minimum CALSTRS Ownership Percentage” means 30%.

“Money” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired in, to and under (i) all “money” as defined in the UCC and (ii) all moneys, cash or other items of legal tender generated from the use or operation of the Mortgaged Property.

“Mortgaged Property” means, at any time, the Land, the Improvements, the Personalty, the Leases and the Rents (as each such term is defined in the First Mortgage Loan Agreement), and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, the First Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Present Value” means, with respect to a proposed new Lease, an amount equal to the discounted present value as of the Lease commencement date of the net Rents over the term of the Lease (taking into account free Rent and contractual Rent steps), using a 10.00% per annum discount rate and monthly discounting, minus any up-front Leasing Commissions and TI Costs incurred in connection with such new Lease.

“Net Proceeds” means either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to the Collateral, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of the Collateral, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means the promissory note made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented or extended.

“Note Pledge Agreement” means the Note Pledge Agreement, dated as of the date hereof, executed by Guarantor, Lender, Junior Mezzanine Lender and First Mortgage Lender.

“OFAC” has the meaning set forth in Section 4.1(z) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting First Mortgage Borrower’s projections of Gross Revenues and Property Expenses (as each such term is defined in the First Mortgage Loan Agreement) for the Mortgaged Property for such Fiscal Year on an annual and monthly basis and submitted or caused to be submitted by Borrower to Lender in accordance with the provisions of this Agreement.

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operating, maintenance, repair and/or leasing of the Mortgaged Property. Notwithstanding the foregoing, Operating Expenses shall not include (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender and Borrower approve of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property that, in accordance with GAAP, is included in annual financial statements as operating income. Notwithstanding the foregoing, Operating Revenues shall not include (a) any Loss Proceeds (as such term is defined in the First Mortgage Loan Agreement) (other than business interruption proceeds or Condemnation Proceeds (as such term is defined in the First Mortgage Loan Agreement) in connection with a temporary Taking (as such term is defined in the First Mortgage Loan Agreement) and, in either case, only to the extent allocable to such period or other applicable reporting period), (b) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property, (c) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder, (d) any interest income from any source, or (e) any other extraordinary items as reasonably determined by Lender. Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means the Certificate of Formation of Borrower, dated as of April 12, 2004, and the Amended and Restated Limited Liability Company Agreement of Borrower, dated as of July 17, 2006, in each case, as amended or restated from time to time.

“Original Maturity Date” means July 17, 2008.

“Origination Fee” means a fee in the amount of $150,000 (representing 0.50% of the Loan Amount) payable to Lender on the Closing Date.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

“Other Property Expenses Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Payment Date” has the meaning set forth in Section 2.5(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permitted Encumbrances” has the meaning given to such term in the First Mortgage Loan Agreement.

“Permitted Intercreditor Transfer” means (x) the encumbrance, pledging, and hypothecation of and granting of a security interest in the ownership interests (including, but not limited to, equity, voting and/or beneficial ownership interests) in Borrower to Junior Mezzanine Lender in connection with the Junior Mezzanine Loan or (y) any conveyance, assignment, sale or other disposition (directly or indirectly) of such ownership interests in Borrower effectuated in connection with a foreclosure on such pledge and hypothecation referred to in clause (x) (or sale in lieu thereof) or other exercise of remedies by Junior Mezzanine Lender carried out pursuant to and in accordance with the Junior Intercreditor Agreement and any subsequent conveyance, assignment, sale or other disposition (directly or indirectly) of such ownership interests in Borrower which conforms to the requirements of the Junior Intercreditor Agreement.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Mezzanine Loan Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b) Federal Housing Administration debentures;

(c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(i) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Permitted Transfer” means (a) any Permitted Intercreditor Transfer, or (b) any conveyance, assignment or sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest) (directly or indirectly) of the voting and beneficial ownership interests in Borrower following which (1) CALSTRS owns (directly or indirectly) the Minimum CALSTRS Ownership Percentage or more of such voting and beneficial ownership interests in Borrower and Junior Mezzanine Borrower and (2) Thomas Properties Group, Inc. controls the operations and management of Borrower and Junior Mezzanine Borrower; provided, that if any such Transfer referred to above which takes the form of a Transfer of the equity ownership interests in Borrower either (i) is to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in Borrower, or which acquires control over the operations and management of Borrower, or (ii) results in CALSTRS owning (directly or indirectly) less than 60% of the voting and beneficial ownership interests in Borrower or Junior Mezzanine Borrower, then such Transfer shall not be permitted unless Borrower delivers to the Lender (A) a substantive non-consolidation opinion in form and substance acceptable to the Lender and the Rating Agencies, and (B) if the Loan has been included in a Secondary Market Transaction in which Securities are issued, a Rating Confirmation. Notwithstanding anything herein to the contrary, other than a Permitted Intercreditor Transfer, a Transfer of the direct equity ownership interest of Junior Mezzanine Borrower in Borrower shall not be a Permitted Transfer, and a Transfer of the direct equity ownership interest of Borrower in First Mortgage Borrower shall not be a Permitted Transfer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledge Agreement” means the Pledge Agreement from Borrower to Lender, dated as of the Closing Date, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including for advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower’s right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning provided in Section 4.1(z).

“Qualified Interest Rate Cap Provider” means an interest rate cap counterparty whose long-term debt obligations or counterparty rating are rated by the Rating Agencies not lower than “A+” (or the equivalent).

“Quarterly Statement” has the meaning provided in Section 2.12(d).

“Rating Agencies” means at least two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Confirmation” means the written confirmation of the Rating Agencies that a proposed action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction.

“Related Party” means any direct or indirect partner, member, shareholder, principal, Affiliate, employee, officer, director, agent or representative of Borrower.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Renovation” means the general upgrade of the Mortgaged Property, the upgrades of the plaza level at the Mortgaged Property (including level A-lobby and level B-retail), and the conversion of plaza level C at the Mortgaged Property to parking, as described in the Capital Budget and the Leasing Budget.

“Rents” means all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(t).

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Seismic Study” means a study of the degree of seismic activity in the area in which the Mortgaged Property is located (including the probable maximum loss in the event an earthquake were to occur) prepared by an Engineer and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

“Single-Purpose Entity” means a Person, other than an individual, which (i) is formed or organized under the laws of a state of the United States or the District of Columbia solely for the purpose of acquiring and directly holding an ownership interest in First Mortgage Borrower, (ii) does not engage in any business unrelated to the Mortgaged Property (or its interest in First Mortgage Borrower), (iii) does not have any assets other than those related to its limited liability company interest in First Mortgage Borrower or any indebtedness other than as permitted by this Agreement or the other Loan Documents, (iv) has its own separate books and records and has its own accounts and operations, in each case which are separate and apart from the books, records, accounts and operations of any Affiliate or other Person, (v) holds itself out as being a Person separate and apart from any other Person, (vi) is subject to all of the limitations on powers set forth in the Organizational Agreements of Borrower as of the Closing Date and (vii) provides for the inclusion of at least one “independent director” or “independent manager” (as such term is defined in the Organizational Agreements of Borrower).

“Standstill Period” shall mean the period of time commencing with the occurrence of an Event of Default, and ending on the ninetieth (90th) calendar day thereafter.

“Survey” means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor.

“TI Costs” means tenant improvement costs and allowances incurred by First Mortgage Borrower in connection with renewing existing Leases or executing new Leases for space located in the Mortgaged Property.

“Title Insurance Policy” means a mortgagee’s title insurance policy or policies (a) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall be on ALTA Form 1992 (with waiver of arbitration provisions), (b) showing First Mortgage Borrower as holding good and marketable fee simple absolute title to the Mortgaged Property with no encumbrances against the Mortgaged Property which are not acceptable to the Lender, and (c) otherwise in form and content reasonably acceptable to Lender.

“TPG/CALSTRS” means TPG/CALSTRS, LLC, a Delaware limited liability company.

“Transaction” means the transaction contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 8.23 ).

“Transfer” means the conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) in the stock, partnership interests, membership interests or other ownership interests in First Mortgage Borrower or Borrower and shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; and any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(n) hereof.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or that covers any current or former employee of Borrower or any ERISA Affiliate.

ARTICLE II

GENERAL TERMS

Section 2.1. The Loan.

(a) Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. On the Closing Date, upon the satisfaction of the conditions set forth in Section 3.1, Lender shall wire immediately available funds to an account designated by Borrower in an amount equal to (x) the Loan Amount, less (y) the sum of (i) the Origination Fee, and (ii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan in excess of the Expense Deposit (including, but not limited to the reasonable fees and expenses of Lender’s counsel).

(b) The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan.

Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes: (a) to refinance the Mortgaged Property, (b) to pay to Lender the Origination Fee, and (c) to pay Transaction Costs (including the reasonable out of pocket expenses incurred by Lender in connection with the origination and funding of the Loan). If any Loan proceeds remain after application thereof as set forth in the preceding sentence, such excess proceeds may be used for the general corporate purposes of Borrower (including an equity cash out to the Borrower’s principals).

Section 2.3. Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Collateral pursuant to the Pledge Agreement and (b) all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4. Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower and registered in the name of Lender on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5. Principal and Interest; Exit Fee.

(a) Borrower shall pay to Lender interest on the Principal Indebtedness of the Loan from the Closing Date through the end of the Interest Accrual Period following or during which the Loan is paid in full at the interest rate provided below in this Section 2.5. Interest on the Loan shall accrue on the Principal Indebtedness commencing on the Closing Date and shall be payable in arrears on the eleventh (11th) day of the month following the month in which the Closing Date occurs and on the eleventh (11th) day of each and every month thereafter until such time as the Loan shall be repaid in full, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day following such date (such date for any particular month, the “Payment Date”). Lender or its designee shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and notify Borrower of such rate for such period and the amount of interest due and payable on the related Payment Date. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents (including, without limitation, the Exit Fee), shall be due and payable by Borrower to Lender on the Maturity Date. In addition, in the event that the Maturity Date occurs on a day other than a Payment Date, then on the Maturity Date, Borrower shall be required to pay to Lender the amount of interest that would have accrued on the Principal Indebtedness from the day after the Maturity Date through and including the last day of the Interest Accrual Period in which the Maturity Date occurred, as if the Principal Indebtedness was not repaid on the Maturity Date. Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.

(b) For the initial Interest Accrual Period, the Principal Indebtedness shall bear interest at a rate per annum equal to 6.71875%. For each Interest Accrual Period, the Principal Indebtedness shall bear interest at a rate per annum equal to the sum of (x) LIBOR determined as of the Interest Determination Date for such Interest Accrual Period plus (y) 1.35%.

(c) While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the Default Rate on any amount owing to Lender not paid when due until such amount is paid in full.

(d) Borrower shall make principal payments on the Loan on each Payment Date in an amount equal to the amount, if any, required to be paid pursuant to clause first of Section 2.12(a).

(e) On the Payment Date on which Borrower pays the outstanding Principal Indebtedness in whole, Borrower shall pay to the Lender the Exit Fee.

Section 2.6. Voluntary Prepayment.

(a) Borrower may not voluntarily prepay the Loan on or before July 17, 2007. Thereafter, Borrower may voluntarily prepay the Loan in whole or in part on any Payment Date; provided, however, that, any such prepayment shall be accompanied by an amount representing all accrued interest on the portion of the Loan being prepaid and other amounts then due under the Loan Documents (including, without limitation, the Exit Fee); and provided further that any such prepayment shall be paid concurrently with a prepayment by First Mortgage Borrower in reduction of the First Mortgage Loan in a pro rata amount based upon the face amounts of the Note and the First Mortgage Note.

(b) In the event of any such voluntary prepayment, Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least thirty (30) days’ prior to the date upon which prepayment is to be made and shall specify the Payment Date on which such prepayment is to be made and the amount of such prepayment (which shall not be less than $100,000). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (unless such notice is revoked by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Lender for any costs incurred in connection with the giving of such notice and its revocation).

Section 2.7. No Sale/Encumbrance; Mandatory Prepayment.

(a) Borrower shall not permit First Mortgage Borrower to effect a Transfer of the Mortgaged Property on or before July 17, 2007. Thereafter, Borrower may permit First Mortgage Borrower to effect a Transfer of the Mortgaged Property on any Business Day on the condition that with respect to any Transfer of the Mortgaged Property the net sale proceeds (in excess of amounts required to repay the First Mortgage Loan in full) (and, if necessary, any contributions from the principals of Borrower necessary to make the payments required hereunder) are deposited in the Mezzanine Loan Account and applied on the date of deposit in the Mezzanine Loan Account to repay the Indebtedness in full (including (1) all accrued interest on the Principal Indebtedness through the end of the Interest Accrual Period during which such deposit occurs, (2) the Exit Fee and (3) other amounts then due under the Loan Documents).

(b) Borrower shall not, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, (x) consummate a Transfer or permit a Transfer to occur with respect to an ownership interest in First Mortgage Borrower or (y) other than in the case of a Permitted Transfer, consummate a Transfer or permit a Transfer to occur with respect to an ownership interest in Borrower.

(c) Upon payment or prepayment of the Loan in full, Borrower shall pay to Lender, in addition to the amounts specified in Section 2.6, Section 2.7 and Section 2.12, as applicable, all other amounts then due and payable to Lender pursuant to the Loan Documents.

Section 2.8. Application of Payments After Event of Default. All proceeds on deposit in the Mezzanine Loan Account or relating to any repayments of the Loan after an Event of Default shall have occurred and be continuing shall be applied by Lender, in Lender’s sole discretion, to amounts then outstanding under this Agreement (including, without limitation, any out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement or the other Loan Documents arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Exit Fee, the outstanding Principal Indebtedness or the portion thereof being repaid and any other sums then payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s)).

Section 2.9. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to any account designated by Lender in writing, which account initially shall be at JPMorgan Chase Bank, New York, New York (ABA No. 021-000-021, Account No. 066-612-187, Reference: City National Bank Plaza). Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

Section 2.10. Taxes. All payments made by Borrower under the Note and this Agreement to or for the benefit of Lender shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes imposed on the income of Lender).

Section 2.11. Release of Collateral.

(a) Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full in accordance with the terms hereof and thereof, Lender shall, with reasonable promptness after such payment, release or cause to be released all Liens with respect to all Collateral.

(b) In the event Borrower satisfies the outstanding Indebtedness in full (whether in connection with a Transfer of the Mortgaged Property or otherwise), Lender shall withdraw and release to Borrower on the date on which the outstanding Indebtedness is repaid in full any and all amounts then on deposit in the Mezzanine Loan Account.

Section 2.12. Central Cash Management.

(a) Mezzanine Loan Account. On or before the Closing Date, Borrower shall establish and maintain with the Bank a mezzanine loan account (the “Mezzanine Loan Account”), which shall be an Eligible Account with a separate and unique identification number and entitled “Citigroup Global Markets Realty Corp. as Agent, as secured party from 515/555 Flower Mezzanine Associates, LLC, pursuant to a Loan Agreement, dated as of July 17, 2006, between 515/555 Flower Mezzanine Associates, LLC, and Citigroup Global Markets Realty Corp.” and execute and deliver the Collection Account Agreement. Borrower shall not have any right to withdraw Money from the Mezzanine Loan Account, which shall be under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of the Lender. So long as an Event of Default has not occurred and is not continuing, the funds on deposit in the Mezzanine Loan Account on each Payment Date shall be applied on such Payment Date by Lender, as follows:

first, to the payment to the Lender of (i) the interest then due and payable on the Note with respect to the related Interest Accrual Period, (ii) the Exit Fee and the Extension Fee, if any, then due and payable and (iii) the Principal Indebtedness in an amount equal to any amount to which the Lender is then entitled pursuant to Section 2.7(a) of this Agreement; and

second, to Lender for any fees incurred by Lender in connection with amendments or endorsements to Lender’s Eagle 9 insurance policy.

(b) Any payment made by First Mortgage Lender to Lender or to the Mezzanine Loan Account pursuant to Section 2.12(b) of the First Mortgage Loan Agreement shall be deemed to be a distribution in such amount by First Mortgage Borrower to Borrower. Any payment made by First Mortgage Lender to Junior Mezzanine Lender or to the Junior Mezzanine Loan Account (as defined in the First Mortgage Loan Agreement) pursuant to Section 2.12(b) of the First Mortgage Loan Agreement shall be deemed to be a distribution in such amount by First Mortgage Borrower to Borrower and a distribution in such amount by Borrower to Junior Mezzanine Borrower.

(c) Permitted Investments. Lender or its designee shall invest and reinvest any balance in the Mezzanine Loan Account from time to time in Permitted Investments; provided, however, that

(i) the maturity of the Permitted Investments on deposit therein shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, and

(ii) all such Permitted Investments shall be held in the name of Lender.

Lender shall have no liability for any loss in investments of funds in the Mezzanine Loan Account that are invested in Permitted Investments. All interest paid or other earnings on the Permitted Investments of funds deposited into the Mezzanine Loan Account made hereunder shall be deposited into the Mezzanine Loan Account. Borrower shall include all earnings on the Mezzanine Loan Account as income of Borrower for federal and applicable state tax purposes.

(d) Quarterly Statements. No later than thirty (30) days following the end of each of the months of December, March, June, and September, beginning with the month ending at June 30, 2006, Borrower shall prepare and deliver to the Lender a statement (each, a “Quarterly Statement”) in hard copy and on diskette and/or a copy through electronic mail, in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property:

(i) a cash flow report (on a cash basis) detailing the Operating Revenues and the Operating Expenses, in each case on a trailing twelve month basis,

(ii) a rent roll dated as of the last day of such quarter identifying each of the Leases by the term, renewal options (including rental base), suite number, rentable square feet, rental and other charges required to be paid, security deposit paid, real estate taxes paid by tenants, common area charges paid by tenants, tenant pass-throughs, any rental concessions or special provisions or inducements, tenant sales (if the tenant is required to report sales to Borrower), rent delinquencies, rent escalations (which may be contained in a document separate from the rent roll), amounts taken in settlement of outstanding arrears, collections of rent for more than one (1) month in advance, “non-competition” provisions (restricting Borrower or any tenant), any defaults thereunder and any other information reasonably required by Lender;

(iii) a management report (including leasing updates and leasing prospects and Renovation progress) and an actual vacancy level for the Mortgaged Property (expressing the level as a percentage) for the most recent date available,

(iv) year-to-date operating statements and capital expense reports prepared for each calendar month during each such quarter, each of which shall include an itemization of actual (not pro forma) operating expenses and capital expenditures during the applicable period; and

(v) a comparison of the budgeted income and expenses with the actual income and expenses for such month and year to date, together with a detailed explanation of any variances between budgeted and actual amounts that are in excess of the greater of: (1) $10,000, or (2) ten percent (10%) or more for each line item therein.

Section 2.13. Extension Option.

(a) Borrower shall have the option (each, an “Extension Option”), to extend the Maturity Date of the Note from the Original Maturity Date to the Payment Date in July, 2009 (the “First Extended Maturity Date”), and from the First Extended Maturity Date to the Payment Date in July, 2010 (the “Final Maturity Date”), upon satisfaction of each of the following conditions (the “Extension Conditions”):

(i) Borrower shall have given written notice (each, an “Extension Notice”) to the Lender not less than sixty (60) days prior to the Original Maturity Date or the First Extended Maturity Date, as applicable, of its election to exercise the first or the second Extension Option, as the case may be;

(ii) no Default or Event of Default shall have occurred and be continuing on the Original Maturity Date or the First Extended Maturity Date, as applicable;

(iii) Borrower shall have paid to Lender on the First Extended Maturity Date a fee in connection with an extension to the Final Maturity Date equal to the product of 0.125% and the Principal Indebtedness as of the First Extended Maturity Date (taking into account any principal payments made on the First Extended Maturity Date) (such fee, an “Extension Fee”) (i.e., no Extension Fee shall be due and payable on the Original Maturity Date in connection with an extension to the First Extended Maturity Date);

(iv) Borrower shall have purchased an interest rate cap for the term of the extension (or renewed the existing interest rate cap for such period) in each case from or with a Qualified Interest Rate Cap Provider, with a notional amount equal to the outstanding Principal Indebtedness and a strike rate equal to 5.50% and pursuant to documentation acceptable to the Lender and delivered to the Lender a fully executed Collateral Assignment of Hedge; and

(v) Borrower shall be in compliance with the Loan to Value Test.

(b) In the event Borrower has timely given the Extension Notice for the first or second Extension Option to the Lender, the Lender shall be required to notify Borrower by not later than the penultimate Payment Date prior to the Original Maturity Date or the First Extended Maturity Date, as applicable, of Borrower’s compliance or non-compliance with the Loan to Value Test. Borrower may make a voluntary prepayment of the Loan on the Original Maturity Date or the First Extended Maturity Date, as applicable, in order to be in compliance with the Loan to Value Test on such date (including from equity capital contributions from its principals).

If Lender notifies Borrower that the Loan to Value Test has not been satisfied, and Borrower believes that Lender’s determination of the value of the Property in connection with such calculation is incorrect, then Borrower may cause Mortgage Borrower to initiate the appraisal process set forth in the First Mortgage Loan Agreement. If such appraisal process is initiated, then the determination of the value of such Property for purposes of the Loan to Value Test pursuant to such process shall be conclusive and binding on Lender and Borrower.

(c) Borrower may revoke any Extension Notice by written notice (or telephonic notice promptly confirmed in writing) to the Lender on or prior to the tenth (10th) Business Day prior to the Original Maturity Date or the First Extended Maturity Date, as applicable; provided, however, that Borrower shall pay the reasonable out-of-pocket costs incurred by the Lender in connection with the giving of any Extension Notice and its revocation. If the term of the Loan is extended pursuant to the provisions of this Section 2.13, then all the other terms and conditions of the Loan Documents shall remain in full force and effect and unmodified.

Section 2.14. Security Agreement.

(a) Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender as secured party and grants Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i) all of Borrower’s right, title and interest in the Mezzanine Loan Account and all Money and Permitted Investments, if any, from time to time deposited or held in the Mezzanine Loan Account or purchased with funds or assets on deposit in the Mezzanine Loan Account;

(ii) all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Mezzanine Loan Account; and

(iii) to the extent not covered by clause (i) or (ii) above, all Borrower’s right, title and interest in Proceeds of any or all of the foregoing until such time as such items are disbursed from the Mezzanine Loan Account.

(b) Financing Statements; Further Assurances. Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(c) Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms hereof, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

(d) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(e) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

(f) Continuing Security Interest; Termination. This Section 2.14 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness. Upon payment in full by Borrower of the Indebtedness, Borrower shall be entitled to the return, upon its request and at its expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 8.4) (the “Closing Date”):

(a) Loan Documents; First Mortgage Loan Documents; UCC Insurance Policy; Interest Rate Cap. Each of Borrower, Manager and Guarantor, shall have executed and delivered the respective Loan Documents to which it is a party to Lender. Lender shall have received the fully executed First Mortgage Loan Documents in form and substance satisfactory to Lender. Lender shall have received from a title insurance company acceptable to the Lender the UCC insurance policy with respect to the creation, attachment and perfection of the security interests pledged to the Lender under and pursuant to the Pledge Agreement and evidence that such UCC insurance policy has been paid for in full. Borrower shall have delivered to Lender the interest rate cap in a form acceptable to Lender from a Qualified Interest Rate Cap Provider with a notional amount equal to the Loan Amount and a strike rate equal to 5.50% and the fully executed Collateral Assignment of Hedge.

(b) Opinions of Counsel. Lender shall have received from counsel to Borrower, Guarantor and Manager legal opinions with respect to corporate and security interest matters and with respect to substantive non-consolidation of Junior Mezzanine Borrower, Manager and TPG/CALSTRS on the one hand, and Borrower on the other, in the event of the bankruptcy of Junior Mezzanine Borrower, Manager or TPG/CALSTRS. Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance satisfactory to Lender and its counsel.

(c) Formation Documents. Lender shall have received with respect to each of Borrower, Guarantor and Manager its certificate of limited partnership or formation or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which such party is required to be qualified to transact business.

(d) Certified Organizational Agreements and Resolutions, Etc. Lender shall have received a certificate of Borrower, the Guarantor, and Manager dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower, the Guarantor, and Manager is a party, (ii) the Organizational Agreements of Borrower as in effect on the Closing Date, (iii) the resolutions of Borrower and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in the Organizational Agreements since the date of execution thereof.

(e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(f) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(g) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct.

(h) Mortgaged Property Deliveries. Lender shall have received the Survey, the Appraisal, the Engineering Report, the Environmental Report, the Seismic Study and the asbestos “operations and maintenance” plan with respect to the Mortgaged Property, each of which shall be in form and substance satisfactory to Lender.

(i) Financial Information; Operating Budget; Personal Financial Statement. Lender shall have received the financial statements of Guarantor, each of which shall be acceptable to the Lender, and acceptable financial information relating to the Mortgaged Property. Such information shall include the following, to the extent reasonably available:

(i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years (including tenant improvements costs, leasing commissions, capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

(ii) copies of Leases with respect to the tenants of the Mortgaged Property, a copy of the standard lease form, if any, and tenant lease abstracts, if available;

(iii) current property rent roll data on a tenant by tenant basis in hard copy (including name, square footage, lease term, expiration date, renewal options, base rent per square foot, sales volume psf (if applicable), percentage rent terms (if applicable), additional rent clauses (including stops, offsets, and other special provisions), escalation clauses for increase in operating expense, maintenance, insurance, real estate taxes and utilities, assignment, sublet and cancellation provisions and purchase options);

(iv) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years;

(v) insurance certificates indicating the type and amount of coverage; and

(vi) the most recent annual financial statements and unaudited quarterly financial statements.

The annual financial statements relating to the Mortgaged Property shall be either (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender (including RBZ, LLP) or (y) done in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender (including RBZ, LLP) to create similar information.

(j) Capital Budget; Leasing Budget; Pro Forma Financial Statements; Operating Budget. Lender shall have received the Capital Budget and the Leasing Budget which shall have been approved by Junior Mezzanine Lender. Lender shall have received (i) the initial pro forma financial statement for the Mortgaged Property for the following twelve months, (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years, and (iii) the Operating Budget for the current Fiscal Year which Operating Budget shall be acceptable to the Lender.

(k) Site Inspection. Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of the Mortgaged Property which inspection is satisfactory to Lender in its sole discretion.

(l) Financing Statements. Borrower shall have approved for filing all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(m) Title Insurance Policy. Lender shall have received an unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property.

(n) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to Lender with respect to the Collateral, Borrower, the Mortgaged Property and the Guarantor, such searches to be conducted in each of the locations as Lender shall reasonably require.

(o) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(p) Additional Real Estate Matters. Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as may have been requested by Lender, to the extent reasonably available:

(i) certificates of occupancy (or building permit) and utility company approval letters issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property;

(ii) letters from the appropriate local Governmental Authority of the jurisdiction in which the Mortgaged Property is located, certifying that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, or a zoning endorsement to the applicable Title Insurance Policy with respect to the Mortgaged Property or an opinion of zoning counsel to such effect or a report from The Planning and Zoning Resources Corporation to such effect;

(iii) abstracts of all Leases in effect at the Mortgaged Property and copies of such of the Leases as Lender may request; and

(iv) estoppel certificates in form and substance acceptable to Lender in respect of all major tenants, representing no less than 75% of all currently leased space at the Mortgaged Property.

(q) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

(r) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(s) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(t) Material Adverse Effect. The Lender has determined that no event or condition has occurred that is reasonably likely to result in (x) a Material Adverse Effect or (y) a material adverse change in the principals of Borrower or market conditions generally.

(u) Closing Statement. Lender and Borrower shall have agreed upon a detailed closing statement from Borrower in a form reasonably acceptable to Lender, which includes a complete description of Borrower’s sources and uses of funds on the Closing Date.

(v) Loan to Value Test. Lender shall have determined that the Loan to Value Test is satisfied.

Section 3.2. Form of Loan Documents and Related Matters. All of the Loan Documents, whether or not referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be satisfactory in form and substance to Lender in its sole discretion (unless the form thereof is prescribed herein). The execution and delivery by Borrower of this Agreement shall constitute a representation and warranty by Borrower to Lender that all of the conditions required to be satisfied under Section 3.1 in connection with the making of the Loan have been satisfied or waived in accordance with Section 8.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties as to Borrower. Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Borrower (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties (including, without limitation, the Collateral) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents, Borrower’s performance of its obligations hereunder and thereunder and the creation of the security interests and Liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite limited liability company action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreements or any indenture or material agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any such indenture or material agreement or instrument. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c) Enforceability. This Agreement, the Note and each other Loan Document executed by Borrower or any other party in connection with the Loan, is the legal, valid and binding obligation of Borrower, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d) Litigation. There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower, First Mortgage Borrower, the Mortgaged Property or any Collateral, which actions, suits or proceedings, if determined against Borrower or such Collateral, are reasonably likely to result in a Material Adverse Effect.

(e) Agreements. Each of Borrower and First Mortgage Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, First Mortgage Borrower, the Mortgaged Property or any Collateral is bound which is reasonably likely to have a Material Adverse Effect. Each of Borrower and First Mortgage Borrower is not a party to any agreement or instrument or subject to any restriction by which it or its assets are bound which is reasonably likely to have a Material Adverse Effect.

(f) No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against it.

(g) Solvency. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower’s and First Mortgage Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and First Mortgage Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair saleable value of Borrower’s and First Mortgage Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and First Mortgage Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Each of Borrower’s and First Mortgage Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower and First Mortgage Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower and First Mortgage Borrower).

(h) Other Debt. Except as disclosed in writing to Lender, Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact which has not been disclosed to Lender which is likely to result in a Material Adverse Effect. All of the representations and warranties made by or on behalf of Borrower or First Mortgage Borrower in this Agreement and the other Loan Documents or any document or instrument delivered to the Lender pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date hereof, and, neither Borrower nor First Mortgage Borrower has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respect, including without limitation, the terms and conditions of the purchase and sale agreement pursuant to which First Mortgage Borrower acquired the Mortgaged Property.

(j) Financial Information. All financial data concerning Borrower and the Mortgaged Property that has been delivered by or on behalf of Borrower to Lender is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower or the Mortgaged Property, or in the results of operations of Borrower, which change results or is reasonably likely to result in a Material Adverse Effect. Each of Borrower and First Mortgage Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k) Investment Company Act; Public Utility Holding Company Act. Each of Borrower and First Mortgage Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l) Compliance. Each of Borrower and First Mortgage Borrower is in compliance with all applicable Legal Requirements, except for noncompliance which is not reasonably likely to have a Material Adverse Effect. Each of Borrower and First Mortgage Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n) Single-Purpose Entity.

(i) Borrower at all times since its formation has been a duly formed and existing limited liability company and a Single-Purpose Entity.

(ii) Borrower at all times since its formation has complied with the provisions of its Organizational Agreements and the laws of the State of its organization or formation relating to limited liability companies.

(iii) All customary formalities regarding the limited liability company existence of Borrower have been observed at all times since the Organizational Agreements were executed and delivered.

(iv) Borrower has at all times since it began maintaining such items accurately maintained its financial statements, accounting records and other limited liability company documents separate from those of its members, Affiliates of its members, and any other Person. Borrower has not at any time since its formation commingled its assets with those of its members, any Affiliates of its members, or any other Person. Borrower has at all times since establishing its own bank accounts accurately maintained its own bank accounts and separate books of account.

(v) Borrower has at all times since receiving funds paid its own liabilities from its own separate assets.

(vi) Borrower has at all times since its formation identified itself in all dealings with the public, under Borrower’s own name and as a separate and distinct entity. Borrower has not at any time since its formation identified itself as being a division or a part of any other entity. Borrower has not at any time since its formation identified its members or any Affiliates of its members as being a division or part of Borrower.

(vii) Borrower is as of the date hereof adequately capitalized in light of the nature of its business.

(viii) Borrower has not at any time since its formation assumed or guaranteed the liabilities of its members (or any predecessor entity), any Affiliates of its members, or any other Persons, except for liabilities relating to the Collateral and except as permitted by or pursuant to this Agreement. Borrower has not at any time since its formation acquired obligations or securities of its members (or any predecessor entity), or any Affiliates of its members or any other Person (other than First Mortgage Borrower). Borrower has not at any time since its formation made loans to its members (or any predecessor entity), or any Affiliates of its members or any other Person.

(ix) Borrower has not at any time since its formation entered into and was not a party to any transaction with its members (or any predecessor entity) or any Affiliates of its members, except for in the ordinary course of business of Borrower on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(o) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

(p) Title; Liens. Borrower is the sole owner and holder of the Collateral (as such term is defined in the Pledge Agreement) and has good and marketable title thereto, free of all Liens (other than the Liens in favor of Lender). Each Pledge Agreement establishes and creates a valid, subsisting and enforceable Lien on and a security interest, or claim to, the rights and property described therein. All property covered by any Pledge Agreement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Pledge Agreement to the extent governed by the UCC.

(q) Plans and Welfare Plans. The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA. Each Plan, and, to the best knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under Section 5.1(m)(i) . Other than an application for a favorable determination letter with respect to a Plan, there are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan. No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

(r) Additional Borrower UCC Information. Borrower’s organizational identification number is 3789290 and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(s) Tax Filings. Each of Borrower and First Mortgage Borrower has filed all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Person. Each of Borrower and First Mortgage Borrower believes that its tax returns properly reflect the income and taxes of such Person, for the periods covered thereby.

(t) Environmental Compliance. Neither Borrower nor the Mortgaged Property is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Loan Documents or to the effectiveness of any other transactions contemplated hereby.

(u) Pre-Closing Date Activities. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition of the membership interest in the limited liability company that owns the Mortgaged Property.

(v) Ownership. Borrower is the sole member of First Mortgage Borrower, and no other Person owns any legal, equitable or beneficial interest in First Mortgage Borrower. Junior Mezzanine Borrower is the sole member of Borrower and no other Person owns any legal, equitable or beneficial interest in Borrower.

(w) First Mortgage Loan Documents. Borrower hereby restates and reaffirms each of the representations and warranties made by First Mortgage Borrower set forth in the First Mortgage Loan Documents as if the same were more fully set forth herein and were made to the Lender.

(x) Leases. The Mortgaged Property is not subject to any Leases other than the Leases described in the rent roll delivered to Lender in connection with the making of the Loan. No person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute defaults thereunder, except for such defaults as are not reasonably likely to result in a Material Adverse Effect.

(y) No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Affiliate of Borrower, Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or contemplated. None of Borrower, any Principal, or to Borrower’s knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

(z) No Prohibited Persons. Neither Borrower, nor Guarantor nor any of their respective officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

Section 4.2. Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a) Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and First Mortgage Borrower’s existence, rights, licenses, Permits and franchises necessary for the conduct of their respective businesses and comply with all Legal Requirements applicable to it. Borrower shall and shall cause First Mortgage Borrower to at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its and First Mortgage Borrower’s property necessary for the continued conduct of its and First Mortgage Borrower’s business. Borrower covenants and agrees to give the Lender prompt notice of any non-compliance with such Legal Requirements and of any notice of non-compliance therewith which it or First Mortgage Borrower receives or any threatened or pending proceedings in respect thereto or with respect to the Mortgaged Property (including, without limitation, changes in zoning) of which First Mortgage Borrower or Borrower receives notice. If at any time while the Loan is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower may fulfill any of its obligations hereunder, Borrower will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof. Notwithstanding the foregoing, Borrower shall have the right to contest the applicability of any Legal Requirement subject to the terms and conditions of the First Mortgage Loan Documents so long as First Mortgage Borrower is in good faith, and by proper legal proceedings, diligently contesting the application thereof, provided no Event of Default shall exist and be continuing hereunder, and Borrower provides evidence to the Lender that First Mortgage Borrower is otherwise fully complying with each of the conditions set forth in the First Mortgage Loan Documents applicable to such contest. Borrower shall promptly notify the Lender of the commencement of any contest or similar proceeding hereunder. Notwithstanding the foregoing, Borrower shall cause First Mortgage Borrower promptly to comply with any contested Legal Requirement, and compliance therewith shall not be deferred, if First Mortgage Borrower or the First Mortgage Lender may be subject to civil or criminal charges or damages a result thereof. If such action or proceeding is terminated or discontinued adversely to First Mortgage Borrower, then, Borrower shall, upon written demand, deliver to the Lender reasonable evidence of compliance by First Mortgage Borrower with such contested Legal Requirement.

(b) Taxes.

(i) Borrower shall file or cause to be filed all federal, state and local tax returns required to be filed and shall pay or make adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it and First Mortgage Borrower with respect to the Collateral.

(ii) Borrower shall cause First Mortgage Borrower to pay all Impositions, to pay all claims for labor, material or supplies that if unpaid or unbonded might by law become a lien or charge upon any of its property (including the Mortgaged Property), and to keep the Mortgaged Property free from all Liens (other than the lien of the First Mortgage Loan Documents and the permitted encumbrances thereunder), and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed upon the Mortgaged Property or any portion thereof within thirty (30) Business Days after receiving written notice (whether from First Mortgage Lender, the Lender or any other Person) of the filing thereof; subject in each case to First Mortgage Borrower’s right to contest the same as permitted in but subject to the conditions set forth in the Mortgage Loan Documents so long as no Event of Default has occurred. In the event that First Mortgage Borrower elects to commence any contest or similar proceeding with respect to any such Impositions, Liens or other claims described herein, Borrower shall provide prompt written notice thereof to the Lender together with such evidence as the Lender may reasonably require showing First Mortgage Borrower’s satisfaction of the requirements set forth in the First Mortgage Loan Documents to First Mortgage Borrower conducting such contest. Notwithstanding the foregoing, Borrower shall cause First Mortgage Borrower promptly to pay any contested Imposition, Lien or claim and the payment thereof shall not be deferred, if First Mortgage Lender or First Mortgage Borrower may be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to First Mortgage Borrower, then First Mortgage Borrower shall deliver to the Lender reasonable evidence of payment of such contested Imposition or Lien.

(c) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings or investigations pending or threatened (in writing) against Borrower, First Mortgage Borrower or the Mortgaged Property.

(d) General Indemnity.

(i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Lender and its parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except to the extent same are directly and solely caused by the fraud, bad faith, gross negligence or willful misconduct of any Indemnified Party), and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A) ownership of the Note, any of the other Loan Documents, or any interest therein;

(B) any amendment to, or restructuring of, the Indebtedness, and the Note, or any of the other Loan Documents;

(C) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F) any failure on the part of Borrower to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

(G) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof;

(H) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;

(I) any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(J) the enforcement by any Indemnified Party of the provisions of this Section 5.1(d);

(K) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; or

(L) any untrue statement or alleged untrue statement of any material fact contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information in light of the circumstances under which they were made not misleading.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(d)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein.

(iv) Promptly after receipt by an Indemnified Party under this Section 5.1(d) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(d), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Party under this Section 5.1(d) or otherwise unless and to the extent that Borrower did not otherwise possess knowledge of such claim or action and such failure resulted in the forfeiture by Borrower of substantial rights and defenses. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Lender; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(d) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel, subject to reimbursement of such costs if the Indemnified Party requiring such separate counsel is found by a court of competent jurisdiction not to be entitled to the indemnity protection of this Section 5.1(d). Borrower shall not, without the prior written consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower.

The provisions of and undertakings and indemnification set forth in this Section 5.1(d) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(e) Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice, subject, however, to the rights of the tenants of the Mortgaged Property.

(f) Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s or First Mortgage Borrower’s condition, financial or otherwise, which is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default or any “Event of Default” as such term is defined in the First Mortgage Loan Documents. Borrower will, promptly upon becoming aware thereof, notify the Lender in writing of the occurrence of any material default under any Lease, the intention of any tenant under a Lease to withhold any fixed or base rent or the actual withholding thereof, or any bankruptcy, insolvency or cessation of operations by any tenant under a Lease.

(g) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower, First Mortgage Borrower, Guarantor or any of their Affiliates against the Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority which that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(h) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents and shall cause First Mortgage Borrower to observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it and to pay when due all costs, fees and expenses required to be paid by it, under the First Mortgage Loan Documents.

(i) Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i) upon Lender’s reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents or reasonably necessary to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, an amended or replacement, UCC financing statement or collateral security instrument); and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Management of Mortgaged Property.

(i) The Mortgaged Property shall be managed at all times by the Manager or another manager approved by Lender, pursuant to the Management Agreement. The Management Agreement may be terminated (1) by the First Mortgage Borrower at any time in accordance with the provisions of the Management Agreement so long as a successor manager as specified below shall have been appointed and such successor manager has (i) entered into a management agreement substantially in the form of the Management Agreement entered into by the previous manager, subject to any modifications approved by Lender, and (ii) executed and delivered the Manager’s Consent to Lender, and (2) subject to the provisions of the First Mortgage Loan Documents, by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement) or (c) if a change of majority control occurs with respect to the Manager. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower further covenants and agrees that any manager of the Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii) Borrower further covenants and agrees that it shall cause the Mortgaged Property to be operated pursuant to the Management Agreement and that Borrower shall: (w) cause First Mortgage Borrower to promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify the Lender of any material default under the Management Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance in all material respects of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(k) Financial Reporting.

(i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower and First Mortgage Borrower to examine such books, records and accounts at the office of Borrower and First Mortgage Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuation of an uncured Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s and First Mortgage Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii) Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s financial statements (certified by Borrower (or, following the occurrence and during the continuance of an Event of Default or if required by the Lender after the Loan has been included in a Secondary Market Transaction in which Securities are issued, audited by a “Big Four” accounting firm or an Independent certified public accountant acceptable to Lender, (including RBZ, LLP) covering Borrower’s financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s equity, all of which shall be in form and substance reasonably acceptable to Lender. Lender shall have the right from time to time to review the auditing procedures used in the preparation of such annual financial statements and to request additional procedures. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

(iii) Borrower shall furnish to Lender, within sixty (60) days following the end of each Fiscal Year quarter true, complete and correct quarterly unaudited financial statements prepared with respect to Borrower for the fiscal quarter then ended, accompanied by an Officer’s Certificate certifying that such financial statements are true, complete and correct.

(iv) Borrower shall cause First Mortgage Borrower to deliver to Lender copies of all financial reports prepared by First Mortgage Borrower pursuant to the First Mortgage Loan Documents and delivered to the First Mortgage Lender thereunder.

(v) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property, the Loan and the financial affairs of Borrower and First Mortgage Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower and First Mortgage Borrower.

(vi) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender.

(vii) At least thirty (30) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender for its approval, such approval not to be unreasonably withheld or delayed, the Operating Budget for the next Fiscal Year for the Mortgaged Property. Until so approved by Lender for the subsequent Fiscal Year, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased on a percentage basis by an amount equal to the greater of (x) actual increases then known to Borrower and (y) the increase in the Consumer Price Index (expressed as a percentage) as measured over the calendar year that the prior Operating Budget was in effect. No more often that once per fiscal quarter, Borrower may submit an amendment to an Operating Budget during the Fiscal Year covered by such Operating Budget. If Lender does not respond to Borrower’s request for approval of a new or amended Operating Budget within ten (10) days after Lender’s receipt of such request, Borrower may send a second request for approval. Such second request shall contain on the face thereof, in large, bold and otherwise conspicuous font, the following notice: “TIME SENSITIVE BUDGET APPROVAL REQUEST. LENDER’S FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) DAYS AFTER LENDER’S RECEIPT OF THE SAME SHALL BE DEEMED AN APPROVAL BY LENDER.” Provided that Borrower’s second request contains the above notice, Lender’s failure to respond to such request within ten (10) days after receipt of such second notice shall be deemed an approval by Lender.

(viii) Borrower shall not permit First Mortgage Borrower to deposit in the Other Property Expenses Account on a Payment Date pursuant to Section 2.12(a) of the First Mortgage Loan Agreement more than 110% of monthly Property Expenses (as such term is defined in the First Mortgage Loan Agreement) projected by First Mortgage Borrower to be incurred during the applicable period commencing on such Payment Date and ending on the next Payment Date as set forth in the Operating Budget for the applicable Fiscal Year without the prior consent of the Lender.

(l) Single-Purpose Entity.

(i) Borrower at all times will continue to be a duly formed and validly existing limited liability company under the laws of the State of its formation and a Single-Purpose Entity.

(ii) Borrower shall at all times comply with the provisions of its Organizational Agreements and the laws of the State of its formation relating to limited liability companies.

(iii) Borrower shall observe all customary formalities regarding its existence.

(iv) Borrower shall accurately maintain its financial statements, accounting records and other corporate documents separate from those of its members or shareholders, Affiliates of its members or shareholders and any other Person. Borrower shall not commingle its assets with those of its members or shareholders, any Affiliates of its members or shareholders, or any other Person. Borrower shall continue to accurately maintain its own bank accounts and separate books of account.

(v) Borrower shall continue to pay its own liabilities from its own separate assets.

(vi) Borrower shall continue to identify itself in all dealings with the public, under its own name or trade names and as a separate and distinct entity. Borrower will not identify itself as being a division or a part of any other entity. Borrower will not identify its members or any Affiliates of its members as being a division or part of Borrower.

(vii) Borrower shall continue to be adequately capitalized in light of the nature of its business.

(viii) Borrower shall not assume or guarantee the liabilities of its members (or any predecessor entity), any Affiliates of its members or any other Persons, except for liabilities relating to the Mortgaged Property and except as permitted by or pursuant to this Agreement. Borrower shall not acquire obligations or securities of its members (or any predecessor entity), or any Affiliates of its members or any other Person (other than First Mortgage Borrower). Borrower shall not make loans to its members (or any predecessor entity), or any Affiliates of its members or any other Person.

(ix) Borrower shall not enter into or be a party to any transaction with its members (or any predecessor entity) or any Affiliates of its members, except for in the ordinary course of business on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(m) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii) the imposition of a lien or a security interest in connection with a Plan.

(n) Environmental Events.

(i) Borrower will promptly give notice to the Lender

(1) upon Borrower obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances in any material respect at or from the Mortgaged Property;

(2) of any violation of any Environmental Law that First Mortgage Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and

(3) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves the Mortgaged Property or has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of Borrower or First Mortgage Borrower or the Lender’s liens or security title on the Collateral pursuant to the Loan Documents.

(ii) Borrower will not permit First Mortgage Borrower to do any of the following:

(1) use any of the Mortgaged Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws and the presence of asbestos or asbestos containing materials located in the improvements as of the date hereof which are to be maintained, contained and removed in accordance with the terms of the First Mortgage Loan Documents and this Agreement,

(2) cause or permit to be located on the Mortgaged Property any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws,

(3) generate any Hazardous Substances on the Mortgaged Property,

(4) conduct any activity at the Mortgaged Property or use the Mortgaged Property in any manner so as to cause a Release of Hazardous Substances on, upon or into the Mortgaged Property or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under any Environmental Law, or

(5) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

(iii) Borrower shall, if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Mortgaged Property (including without, limitation, any such Release or disposal occurring prior to the acquisition of such Mortgaged Property by First Mortgage Borrower), cause First Mortgage Borrower to cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property in full compliance with all applicable laws and regulations and to the reasonable satisfaction of the Lender; provided, that Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this subparagraph (iii) so long as First Mortgage Borrower or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Lender and no action shall have been commenced by any enforcement agency. The Lender may engage its own Environmental Auditor to review the environmental assessments and Borrower’s compliance with the covenants contained herein.

(o) Environmental Matters. At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Lender shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to the Mortgaged Property, or that the Mortgaged Property is not in compliance with the Environmental Laws, the Lender may at its election obtain such environmental assessments of the Mortgaged Property prepared by an Environmental Auditor as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Mortgaged Property and (ii) whether the use and operation of the Mortgaged Property comply with all Environmental Laws. Environmental assessments may include detailed visual inspections of the Mortgaged Property (including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas), and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of the Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All such environmental assessments shall be at the sole cost and expense of the Borrower.

(p) Insurance.

(i) Borrower will cause First Mortgage Borrower, at its expense, to procure and maintain the insurance policies required by the First Mortgage Loan Documents. Each commercial general liability or umbrella liability policy with respect to the Mortgaged Property shall name the Lender as an additional insured and shall contain a cross liability/severability endorsement. Borrower shall deliver duplicate originals or certified copies of all such policies to the Lender, and Borrower shall promptly furnish to the Lender all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least 30 days prior to the expiration date of all such policies, Borrower shall deliver to the Lender evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Lender.

(ii) In the event of any loss or damage to the Mortgaged Property, Borrower shall cause First Mortgage Borrower to give prompt written notice to the insurance carrier and the Lender. The Lender acknowledges that First Mortgage Borrower’s rights to any insurance proceeds are subject to the terms of the First Mortgage Loan Documents. Subject to the rights of the First Mortgage Lender contained in the First Mortgage Loan Documents, Borrower may not and shall not permit First Mortgage Borrower to settle, adjust or compromise any claim under such insurance policies without the prior written consent of the Lender; provided, further, that Borrower may permit First Mortgage Borrower to make proof of loss and adjust and compromise any claim under casualty insurance policies which is of an amount less than $10,000 so long as no Default or Event of Default has occurred. Any proceeds of such claim which are not used to reconstruct or repair the Mortgaged Property, or applied to the balance of the loan evidenced by the First Mortgage Loan Documents, shall be paid to the Lender and applied to the payment of the Indebtedness.

(iii) In the event that First Mortgage Borrower is permitted pursuant to the terms of the First Mortgage Loan Documents to reconstruct, restore or repair the Mortgaged Property following a casualty to any portion of the Mortgaged Property, Borrower shall cause First Mortgage Borrower to promptly and diligently repair and restore the Mortgaged Property in the manner and within the time periods required by the First Mortgage Loan Documents, the Leases and any other agreements affecting the Mortgaged Property. In the event that First Mortgage Borrower is permitted pursuant to terms of the First Mortgage Loan Documents to elect to not reconstruct, restore or repair the Mortgaged Property following a casualty to any portion of the Mortgaged Property, Borrower shall not permit First Mortgage Borrower to elect not to reconstruct, restore or repair the Mortgaged Property without the prior written consent of the Lender.

(q) Condemnation. In the event that all or any portion of the Mortgaged Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any governmental authority, quasi-governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), or any such condemnation shall be threatened, Borrower shall give prompt written notice to the Lender. The Lender acknowledges that First Mortgage Borrower’s rights to any condemnation award is subject to the terms of the First Mortgage Loan Documents. Subject to the rights of the First Mortgage Lender contained in the First Mortgage Loan Documents, Borrower may not and shall not permit First Mortgage Borrower to settle or compromise any claim, action or proceeding relating to such damage or condemnation without the prior written consent of the Lender; provided, further, that Borrower may permit First Mortgage Borrower to settle, adjust and compromise any such claim, action or proceeding which is of an amount less than $1,000,000 so long as no Default or Event of Default has occurred. Any proceeds, award or damages from such damage or condemnation which are not used to reconstruct or repair the Mortgaged Property, or applied to the balance of the loan evidenced by the First Mortgage Loan Documents, shall be paid to the Lender and applied to the payment of the Indebtedness. In the event that First Mortgage Borrower is permitted pursuant to the terms of the First Mortgage Loan Documents to reconstruct, restore or repair the Mortgaged Property following a condemnation of any portion of the Mortgaged Property, Borrower shall cause First Mortgage Borrower to promptly and diligently repair and restore the Mortgaged Property in the manner and within the time periods required by the First Mortgage Loan Documents, the Leases and any other agreements affecting the Mortgaged Property. In the event that First Mortgage Borrower is permitted pursuant to the terms of the Mortgage to elect not to reconstruct, restore or repair the Mortgaged Property following a condemnation of any portion of the Mortgaged Property, Borrower shall not permit First Mortgage Borrower to elect not to reconstruct, restore or repair the Mortgaged Property without the prior written consent of the Lender.

(r) Preservation and Maintenance.

(i) Borrower

(1) shall not permit or commit, and shall not permit First Mortgage Borrower to permit or commit, waste, impairment, or deterioration of the Mortgaged Property or permit First Mortgage Borrower to abandon the Mortgaged Property,

(2) shall cause First Mortgage Borrower to restore or repair promptly and in a good and workmanlike manner all or any part of the Mortgaged Property in the event of any damage, injury or loss thereto, to the equivalent of its condition prior to such damage, injury or loss, or such other condition as the Lender may approve in writing,

(3) shall cause First Mortgage Borrower to keep the Mortgaged Property, including the improvements and any fixtures, equipment, machinery and personal property, in good order, repair and tenantable condition (subject to ordinary wear and tear) and shall replace fixtures, equipment, machinery and personal property on the Mortgaged Property when necessary to keep such items in good order, repair, and tenantable condition, and

(4) shall cause First Mortgage Borrower to keep all trademarks, tradenames, servicemarks and licenses and permits necessary for the use and occupancy of the Mortgaged Property in good standing and in full force and effect. Neither Borrower, First Mortgage Borrower nor any tenant or other Person shall remove, demolish or alter any improvements now existing or hereafter erected on the Mortgaged Property or any other fixtures, equipment, machinery or personal property in or on the Mortgaged Property except when incident to the replacement of fixtures, equipment, machinery or other personal property with items of like kind and value.

In the event that First Mortgage Borrower shall remove any asbestos or asbestos-containing materials after the date hereof, such removal shall be performed in accordance with all applicable laws and, upon the request of the Lender, Borrower shall provide evidence of such compliance to the Lender.

(ii) Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower may permit First Mortgage Borrower to undertake any alteration, improvement, demolition or removal of Mortgaged Property or any portion thereof (an “Alteration”) so long as such Alteration

(1) is performed strictly in compliance with the terms and conditions of the First Mortgage Loan Documents,

(2) is permitted by the Leases,

(3) shall not materially adversely effect the value of the Mortgaged Property taken as a whole or materially reduce the income from the level available immediately prior to commencement of such Alteration,

(4) shall not have a Material Adverse Effect, and

(5) was approved as a part of the current Operating Budget. Any other Alteration shall require the prior written consent of the Lender.

All work performed in connection with any Alteration shall be performed in accordance with all applicable laws. Borrower shall cause First Mortgage Borrower to provide to the Lender such evidence as the Lender may reasonably require to evidence First Mortgage Borrower’s compliance with the terms of this Agreement in connection with any Alteration.

(iii) Borrower shall cause First Mortgage Borrower to comply with, observe and perform in all material respects all zoning and other laws affecting the Mortgaged Property, all agreements and other covenants affecting the Mortgaged Property (including without limitation the First Mortgage Loan Documents), and all licenses and permits affecting the Mortgaged Property.

(s) Leases and Rents.

(i) All Leases entered into by First Mortgage Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties, including commercially reasonable leasing commissions. Borrower shall not enter into a Major Lease without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(s)(i) shall be subject to the prior approval of Lender. All Leases shall be written on the standard lease form previously approved by Lender which form shall not be materially changed without Lender’s prior written consent. All Leases executed after the date hereof shall provide that they are subordinate to the First Mortgage, and that the lessee agrees to attorn to First Mortgage Lender. Borrower shall, or shall cause First Mortgage Borrower to,

(A) observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B) promptly send copies to Lender of all written notices of default which First Mortgage Borrower shall send or receive thereunder;

(C) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D) not collect any of the Rents more than one (1) month in advance;

(E) not execute any other assignment of lessor’s interest in the Leases or Rents; and

(F) not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(ii) Borrower shall cause First Mortgage Borrower to deposit security deposits of lessees which are turned over to or for the benefit of First Mortgage Borrower or otherwise collected by or on behalf of First Mortgage Borrower into one or more Eligible Accounts in accordance with the First Mortgage Loan Agreement, and not to commingle such funds with any other funds of First Mortgage Borrower. Any bond or other instrument which First Mortgage Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(t) Secondary Market Transaction.

(i) Borrower acknowledges that Lender and its successors and assigns may (A) sell the Loan to one or more investors as a whole loan, (B) participate the Loan to one or more investors, (C) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (D) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (A) through (D) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(A) providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(B) amending the Loan Documents and Organizational Agreements of Borrower, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies,

(C) participating in bank, investors and Rating Agencies’ meetings if requested by Lender,

(D) upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates, title insurance and other closing items in connection therewith) to divide the Loan into a first and a second mortgage loan, or into a one or more loans secured by mortgages and by ownership interests in Borrower in whatever proportion Lender determines, which separated loans may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation, including, so long as an Event of Default has not occurred and is not continuing, a ratable allocation of prepayments among the Loan components) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(E) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

(ii) Borrower covenants and agrees that in connection with any Securitization of the Loan, or the First Mortgage Loan, upon Lender’s request, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or the First Mortgage Loan (and such new notes or modified note shall have the same initial weighted average spread as the original note, but such new notes or modified note may subsequently change the weighted average spread and apply such new component principal, interest rates and amortization of the Loan or the First Mortgage Loan between the components in a manner specified by Lender in its sole discretion), and modify the cash management provisions of this Agreement or the First Mortgage Loan Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan.

(iii) Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, Borrower and Guarantor shall provide in connection with each of (A) a preliminary and a final private placement memorandum or (B) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (A) and (B), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”). Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of any Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements. The Lender shall be responsible for the payment of the reasonable out-of-pocket expenses incurred by the Borrower in connection with complying with this Section 5.1(t).

(u) Qualified Interest Rate Cap Provider. If the rating of a Qualified Interest Rate Cap Provider that has provided an interest rate cap which Borrower pledges to the Lender pursuant to the Collateral Assignment of Hedge falls below the rating criteria specified in the definition of a Qualified Interest Rate Cap Provider, then within ten (10) Business Days following written request from Lender, the Borrower shall deliver to Lender a replacement interest rate cap satisfying all of the criteria set forth in Section 3.1 (as of the Closing Date).

(v) Prohibited Person. Borrower shall deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that: (i) neither Borrower, nor Guarantor nor their respective officers, directors, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) is a Prohibited Person; and (ii) neither Borrower, nor Guarantor nor their respective shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1. Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a) Liens on the Collateral. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to the Collateral, except Liens in favor of Lender.

(b) Ownership and Transfer. Except as expressly permitted by or pursuant to this Agreement or the Loan Documents (including a Permitted Transfer), own any property of any kind other than the Collateral, or Transfer or permit a Transfer of the Collateral or an interest therein.

(c) Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings.

(d) Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e) Change In Business. Cease to be a Single-Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g) Affiliate Transactions. Except as listed on Schedule 3, enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(h) Major Decision. Make or execute or cause First Mortgage Borrower to make or execute a Major Decision.

(i) Misapplication of Funds. Distribute any Moneys received from First Mortgage Borrower in violation of the provisions of Section 2.12 of this Agreement or Section 2.12 of the First Mortgage Loan Agreement.

(j) Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

(k) Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, without in each case giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(l) Management Agreement. Except in accordance with this Agreement, authorize, cause, permit or suffer First Mortgage Borrower to (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(m) Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender), permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any ERISA Affiliate.

(n) First Mortgage Loan Agreement. Authorize, cause, permit or suffer the modification, amendment, supplementation or termination of the First Mortgage Loan Documents.

(o) Leases. Enter into, amend or cancel Leases, except as permitted by or pursuant to, or as would not result in a violation of, this Agreement.

(p) Prohibited Persons. With respect to Borrower and any of its officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower): (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(q) Modification of Interest Rate Cap Agreement. Amend, modify, cancel or terminate any interest rate cap entered into by Borrower pursuant to this Agreement or permit same to be amended, modified, cancelled or terminated; provided, however, that Borrower shall have the right to extend the term of any such interest rate cap.

ARTICLE VII

EVENT OF DEFAULT

Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if on any Payment Date Borrower fails to pay any accrued and unpaid interest on the Loan then due and payable in accordance with the provisions hereof;

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) if Borrower fails to pay any other amount payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower;

(d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement, the Note or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made;

(e) if a “Default” or an “Event of Default” as defined in any of the First Mortgage Loan Documents occurs;

(f) if Borrower or Guarantor makes an assignment for the benefit of creditors;

(g) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or Guarantor shall generally not be paying its debts as they become due;

(h) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs other than in accordance with this Agreement and such delegation or assignment of rights or impermissible Transfer continues or is not corrected for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(i) if any provision of the Organizational Agreements affecting the purpose for which Borrower is formed is amended or modified in any material respect which may adversely affect Lender, or if Borrower or its members fail to perform or enforce the provisions of the Organizational Agreements and such failure has a Material Adverse Effect or attempt to dissolve or merge Borrower without Lender’s consent;

(j) if an Event of Default as defined or described in any Loan Document occurs;

(k) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any uninsured final judgment against Borrower or Guarantor that, with other outstanding uninsured final judgments, undischarged (and not bonded), against such Persons exceeds in the aggregate $500,000;

(l) if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter of even date herewith delivered by Fulbright & Jaworski L.L.P. in connection with the Loan is not true and correct in all material respects; or

(m) if, without the prior written consent of Lender, the Demand Note shall be terminated or cancelled, or otherwise modified, changed, supplemented, altered or amended, or if Guarantor shall waive or release any of its rights or remedies under the Demand Note;

(n) if, at any time after the Closing Date, TPG/CALSTRS fails to maintain an Adjusted Net Worth of at least $20,000,000 for a period of thirty (30) days following receipt by Borrower of notice of such failure, unless, prior to the end of such thirty (30) day period, Borrower or Guarantor has provided other collateral or credit support for Guarantor’s obligations under the Guaranty of Non-Recourse Obligations which is reasonably acceptable to Lender; or

(o) if Borrower shall continue to fail to perform any of the terms, covenants or conditions of this Agreement or the other Loan Documents, other than as specifically otherwise referred to in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to clauses (a) and (b) above as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement or the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral (including, without limitation, declaring the entire Indebtedness to be immediately due and payable) and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, in either case, all rights or remedies available at law or in equity).

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, or other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Note shall be deemed to have been accelerated only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of the Note, after payment by Borrower of all Transaction Costs and costs of enforcement.

(c) Notwithstanding anything in this Article VII to the contrary, upon an Event of Default, Lender shall in no event during the Standstill Period exercise its remedies hereunder or under any other Loan Document that would result in (i) legal action by Lender to collect unpaid sums from Borrower, (ii) the taking of possession, or the sale or foreclosure, by Lender of all or any portion of the Collateral, or (iii) the exercise by Lender of Borrower’s equity rights in the Collateral; provided that such restrictions on Lender’s remedies shall be conditioned upon the satisfaction of all of the following conditions:

(i) no Immediate Remedy Event shall have occurred;

(ii) from and after such Event of Default, Borrower shall not have made any payments whatsoever to any other creditors of Borrower or any other Persons other than the payments required to be made to First Mortgage Lender under the First Mortgage Loan;

(iii) no other creditor of Borrower (other than First Mortgage Lender in its capacity to creditor to First Mortgage Borrower) shall become senior to Lender in priority of payment, and no lien of any other creditor of Borrower (other than First Mortgage Lender in its capacity to creditor to First Mortgage Borrower) shall become senior in priority to Lender’s lien on the Collateral; and

(iv) the Junior Mezzanine Loan Documents shall contain a provision substantially similar to this Section 7.2(c).

Nothing in this Section 7.2(c) shall in any way restrict or prohibit Lender from (w) accelerating the Indebtedness, (x) applying for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, (y) applying against the Indebtedness any funds then deposited with Lender in any reserves or escrow accounts, or (z) demanding Borrower to pay Lender’s costs of enforcement as a result of such Event of Default. If at any time, less than all of the conditions set forth in clauses (i) through (iv) above are satisfied, or at any time following the expiration of the Standstill Period, Lender shall have the unrestricted right to exercise all or any one or more of the rights, powers, or other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents, or otherwise permitted under applicable law.

Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4. Default Administration Fee. At any time after the occurrence of an Event of Default and the acceleration of the Indebtedness, as reimbursement and compensation for the additional internal expenditures, administrative expenses, fees and other costs associated with actions to be taken in connection with such Event of Default, and regardless of whether the Lender shall have commenced the exercise of any remedies pursuant to Section 7.2, the Default Administration Fee shall be payable by Borrower to the Lender upon demand.

Section 7.5. Curative Advances. If any Event of Default occurs and is not cured by Borrower after notice from Lender, then Lender may expend such sums as it shall reasonably deem appropriate to cure or attempt to cure such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making by Lender of the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 8.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 8.3. Governing Law.

(a) This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

(b) Any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint Corporation Services Company, whose address is 80 State Street, Albany, New York 12207-2543, as Borrower’s authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in the State of New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 8.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 8.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 8.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by facsimile transmission, addressed if to Lender at its address set forth on the first page hereof, Attention: Christopher J. Albano, and if to Borrower at its address set forth on the first page hereof, Attention: John R. Sischo, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three (3) Business Days after mailing; or in the case of expedited prepaid delivery and facsimile transmission, on the Business Day after the same was sent. A party receiving a notice which does not comply with the technical requirements for notice under this Section 8.6 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 8.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 8.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.9. Assignment.

(a) Borrower may not sell, assign or transfer any interest in the Loan Documents, any Collateral, or any portion of either of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent. Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person. In the event of an assignment by Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder; (b) the assignee shall be deemed for all purposes to be a “Lender” hereunder; and (c) upon any such substitution of Lender, a replacement or addition “Lender signature page” shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement. After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender. Notwithstanding anything in this Agreement to the contrary, after an assignment by any Lender, the “Lender” (prior to such Assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which such Lender had during the period such party was a “Lender” hereunder.

(b) The Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of the Lenders with respect to the Loan as set forth in such servicing agreement. The Lender shall promptly notify Borrower if the Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to the Lender shall be delivered to the servicer with a copy concurrently delivered to the Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from the Lender. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 8.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 8.12. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Except for notices required by applicable Legal Requirements, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 8.13. Failure to Consent. If Borrower shall seek the approval by or consent of Lender hereunder or under the Note, or any of the other Loan Documents and Lender shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance, which remedy for injunction or specific performance shall be available only in those cases where Lender has expressly agreed hereunder or under any of the other Loan Documents not to unreasonably withhold or delay its consent or approval.

Section 8.14. Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 8.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 8.16. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 8.17. Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 8.18. Waiver of Counterclaim. To the extent permitted by applicable Legal Requirements, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 8.19. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 8.20. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (other than Secured Capital Corp, whose fees and expenses shall be paid exclusively by the Borrower). Borrower and Lender hereby agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 8.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 8.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.22. Estoppel Certificates. Lender and Borrower each hereby agrees at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 8.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 8.23. Payment of Expenses. Borrower shall pay all Transaction Costs, which shall include, without limitation, (a) Lender’s reasonable out-of-pocket costs and expenses in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein (including, without limitation, the preparation of the Intercreditor Agreement and the Junior Intercreditor Agreement after the Closing); (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches, UCC filing fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Engineering Reports); (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents; and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender in connection with all of the foregoing, (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property and (d) the reasonable fees and expenses of the Lender’s servicer appointed pursuant to Section 8.9(b).

Section 8.24. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Loan or for any other Indebtedness, obligation or liability hereunder or under any other Loan Document or for any claim based hereon or thereon or otherwise in respect hereof or thereof against (i) any partner, agent, contractor, director, officer, member, consultant, manager, stockholder, subscriber to capital stock, incorporator, beneficiary, participant, trustee or advisor of Borrower, any partner or member in Borrower, or any partner or member therein; (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), limited liability company (or member thereof), partnership (or any partner thereof), individual or entity to which any ownership interest in Borrower shall have been directly or indirectly transferred; (iv) any purchaser of any asset of Borrower; or (v) any other Person (except Borrower), for any deficiency or other sum owing with respect to the Note or any other Indebtedness, obligation or liability or arising under this Agreement or any Loan Document. It is understood that neither the Note nor any other Indebtedness, obligation or liability under or with respect to this Agreement and any other Loan Document may be enforced against any Person described in clauses (i) through (v) above; provided, however, that the foregoing provisions of this paragraph shall not:

(A) prevent recourse to Borrower, the assets of Borrower, or any other instrument or document which is pledged by Borrower to Lender pursuant to the Loan Documents, including all Collateral;

(B) have any applicability whatsoever to the Guaranty of Non-Recourse Obligations or the Environmental Indemnity Agreement or the liability of Guarantor thereunder; or

(C) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Note or secured by the Loan Documents, and the same shall continue until paid or discharged in full; or

(D) prevent recourse to Borrower and, to the extent provided in the Guaranty of Non-Recourse Obligations, the Guarantor and their respective assets for repayment of the Indebtedness, and the Indebtedness shall be fully recourse to Borrower and, to the extent provided in the Guaranty of Non-Recourse Obligations, the Guarantor, if a Bankruptcy Action occurs;

(E) prevent recourse to Borrower and, to the extent provided in the Guaranty of Non-Recourse Obligations, Guarantor and their respective assets, and Borrower and, to the extent provided in the Guaranty of Non-Recourse Obligations, Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense suffered or incurred by Lender or any Indemnified Party related to or arising from:

(1) any fraud, misappropriation or misapplication of funds (including Loss Proceeds or Rents) committed by or on behalf of Borrower or First Mortgage Borrower in contravention of the First Mortgage Loan Documents or the Loan Documents, or intentional misrepresentation contained in any Loan Document or report furnished pursuant to any Loan Document;

(2) any Transfer in violation of the terms of the Loan Documents;

(3) violation of any of the terms, covenants and conditions to maintain Borrower as a Single Purpose Entity or breach of any of the assumptions set forth in the substantive non-consolidation legal opinion delivered in connection with the closing of the Loan;

(4) additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

(5) actual physical waste to, or willful destruction of, the Mortgaged Property;

(6) breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;

(7) any security deposits received by Borrower or any Related Party from tenants not being properly applied, returned to tenants when due or delivered to Lender, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;

(8) Borrower or Guarantor raising any defense regarding enforcement of creditor’s rights based on the structure of the Loan (e.g. equitable subordination or fraudulent conveyance or the making of a claim by Borrower or any member of Borrower that Borrower is a joint venturer with or a partner of Lender in connection with the Mortgaged Property or any of the transactions contemplated by this Agreement, the Note or any of the other Loan Documents);

(9) any Legal Requirement mandating the forfeiture by Borrower or First Mortgage Borrower of the Mortgaged Property or the Collateral, or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower, First Mortgage Borrower or any Related Party in connection therewith;

(10) if any Lien is voluntarily placed on the Mortgaged Property or the Collateral or any portion of either in contravention of the Loan Documents or the First Mortgage Loan Documents and such Lien is not discharged and removed within ten (10) days after notice;

(11) Borrower or any Related Party controlled by Borrower or by any Affiliate which controls Borrower contesting or in any way interfering with, directly or indirectly (collectively, a “Contest”), any foreclosure action or UCC sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (11) shall not apply if Borrower or such Related Party successfully asserts a Contest and obtains a final non-appealable order as to same);

(12) the cost of enforcement of any of Lender’s rights or remedies hereunder or under any of the other Loan Documents, or costs incurred in any bankruptcy or similar proceeding which may be brought by or against Borrower, First Mortgage Borrower or Guarantor;

(13) the failure to pay Impositions assessed against the Mortgaged Property to the extent there was sufficient funds available to pay the same, or the failure to maintain insurance as required under the documents evidencing and securing the First Mortgage Loan, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge the same or the work relating to such Liens was not approved by Lender in writing or permitted by the Loan Documents or the failure to pay brokerage commissions;

(14) the failure to permit on-site inspections of the Mortgaged Property or to provide financial reports and information as required by this Agreement;

(15) the failure to obtain Lender’s written consent, to the extent Lender’s consent is required, to any modification, amendment, extension, renewal or replacement of any of the Leases, or

(16) the failure to obtain Lender’s written consent to any modification, amendment, extension, renewal or replacement of Borrower’s Organizational Agreements or First Mortgage Borrower’s organizational documents.

ARTICLE IX

BANKRUPTCY.

Section 9.1. Material Inducement. Borrower acknowledges and agrees that the representations, warranties, covenants and agreements contained in this Section 9.1 constitute a material inducement to Lender to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and that without the inclusion of this Section 9.1 herein Lender would not have entered into this Agreement and the other Loan Documents.

Section 9.2. No Fraudulent Intent. Borrower acknowledges, warrants, represents and agrees that neither the execution and delivery of this Agreement and the other Loan Documents nor the performance of any actions required hereunder or thereunder is being consummated by the Borrower, the First Mortgage Borrower or Guarantor with or as a result of any actual intent by such Persons, or any of them, to hinder, delay or defraud any entity to which such Persons, or any of them, are now or will hereafter become indebted.

Section 9.3. No Bankruptcy Intent. Borrower represents, covenants and agrees that none of Borrower, First Mortgage Borrower or Guarantor has any intent (a) to file any voluntary petition in bankruptcy under any Chapter of the Bankruptcy Code or in any manner to. seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency laws or laws providing for relief of debtors, or in equity, or directly or indirectly to cause any of the other of such Persons to file any such petition or to seek any such relief, either at the present time, or at any time hereafter, or (b) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against any of such Persons or directly or indirectly to cause any of such Persons to become the subject of any dissolution, liquidation or insolvency proceeding or any other proceeding pursuant to any local, state, federal, or other insolvency laws or laws providing for relief of debtors, or in equity, either at the present time, or at any time hereafter, or (c) directly or indirectly to cause the Mortgaged Property, the Collateral or any portion thereof or any interest of such Persons in the Mortgaged Property or the Collateral to become the property of any bankruptcy estate or the subject of any local, state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings, either at the present time or at any time hereafter.

Section 9.4. Agreement in Best Interests of Parties, Consideration. Borrower acknowledges and agrees that (a) the transactions evidenced by this Agreement and the other Loan Documents are in the best interests of itself and Guarantor and the creditors of such Persons, and (b) the benefit to inure to such Persons pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonable equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “fair consideration” (as such term is defined and used in the New York Debtor and Creditor Law Section 272279), in exchange for the benefits to be provided by such Persons to the Lender pursuant to this Agreement and the other Loan Documents.

Section 9.5. Subsequent Bankruptcy: Waiver of Automatic Stay.

(a) It is expressly agreed and understood by the parties hereto that, in the event First Mortgage Borrower, Borrower or the Collateral, or any portion thereof, shall be or become the subject of any bankruptcy proceeding or the property of any bankruptcy estate, the United States Bankruptcy Court for the Southern District of New York, (hereinafter referred to as the “Bankruptcy Court”) shall have the sole and exclusive jurisdiction of such bankruptcy proceeding. The parties hereto hereby further acknowledge and agree that any voluntary bankruptcy petition filed by First Mortgage Borrower or Borrower, or any involuntary bankruptcy petition caused to be filed by First Mortgage Borrower, Borrower or any Affiliate thereof against First Mortgage Borrower or Borrower (any such bankruptcy filing being hereinafter referred to as a “Bad Faith Filing”), or any other action by Borrower or such Persons, or any of them, to attempt in any manner to hinder, delay, impede, stay, void, rescind or nullify any lawful action taken by Lender to exercise its rights and remedies under this Agreement or any of the other Loan Documents, or at law or in equity, from and after the date hereof, or pursuant to any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceedings, would be in bad faith and contrary to the purposes of the bankruptcy laws, would be for the sole purpose of delaying, inhibiting or interfering with the exercise by Lender of its rights and remedies under this Agreement and the Loan Documents and would, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code. Without limitation of the foregoing, the parties hereto hereby further acknowledge and agree that, in the event of any Bad Faith Filing by or against First Mortgage Borrower, Borrower, or their respective successors, successors-in-interest or assigns, Lender shall be entitled to obtain upon ex parte application therefor, and without further notice or action of any kind or nature whatsoever, (i) an order from the Bankruptcy Court prohibiting the use of Lender’s “cash collateral” (as such term is defined in Section 363 of the Bankruptcy Code) in connection with the Loan, and (ii) an order from the Bankruptcy Court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit Lender to exercise all of its rights and remedies pursuant to this Agreement, the Loan Documents, and at law and in equity.

(b) Borrower shall not directly or indirectly oppose or otherwise defend against Lender’s effort to obtain relief from the stay pursuant to Section 9.5(a), above, and covenant and agree that Lender shall be entitled to the lifting of the stay pursuant to Section 9.5(a), above, without the necessity of an evidentiary hearing and without the necessity or requirement that Lender establish or prove the value of the Collateral, the lack of adequate protection of Lender’s interest in the Collateral, the lack of any reasonable prospect of reorganization with respect either to First Mortgage Borrower, Borrower or the Collateral, or Borrower’s lack of equity in the Collateral.

(c) The waiver by Borrower of the Section 362 automatic stay contained in the Bankruptcy Code pursuant to Section 9.5(a) and (b) above, and the waiver of the Section 362 automatic and Section 105 supplemental stay contained in the Bankruptcy Code pursuant to Section 9.6, below, shall be unconditional and absolute, and Borrower hereby agrees not to directly or indirectly maintain before any court that such waiver of the automatic stay and supplemental stay should not be strictly enforced.

Section 9.6. Waiver of Automatic and Supplemental Stays. Borrower hereby represents, covenants and agrees, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against First Mortgage Borrower or Borrower, not to assert or request any other party to assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement or the Loan Documents, or any other rights Lender has, whether now or hereafter acquired, against First Mortgage Borrower, Borrower or any Collateral; and further, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against First Mortgage Borrower or Borrower, not to seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement or the Loan Documents, or at law or in equity, or any other rights Lender has, whether now or hereafter acquired against First Mortgage Borrower, Borrower or any Collateral. The parties hereto acknowledge that the waivers in this Section with respect to an involuntary petition shall not be effective until the occurrence of an Event of Default.

Section 9.7. Approval Rights Regarding Bankruptcy Proceeding. Upon the occurrence and during the continuance of any Bankruptcy Filing, all rights of Borrower to exercise its voting interests in First Mortgage Borrower shall automatically terminate and cease to exist and all such rights shall thereupon be automatically vested in Lender who shall thereupon have the sole and exclusive right to exercise such Voting Interests. Without limiting the foregoing, in the event of a Bad Faith Filing or any other voluntary or involuntary bankruptcy filing or any other insolvency proceeding of any kind under local, state, federal or other insolvency laws involving First Mortgage Borrower and Borrower, or both of them, or any of their properties (collectively the “Bankruptcy Filings”) Borrower acknowledges and agrees to recognize the rights and powers granted to Lender in this Section 9.7 and agrees not to oppose or object on any basis whatsoever to the exercise by Lender of such rights in connection with the Bankruptcy Filings. Further, upon the commencement of one or more Bankruptcy Filings, Borrower covenants and agrees: (i) not to propose, approve, vote for, or acquiesce in a plan of reorganization concerning First Mortgage Borrower or Borrower, or both of them, without the consent of Lender; (ii) not to challenge or object on any basis whatsoever to the standing of Lender to be recognized as a creditor and/or party-in-interest in the Bankruptcy Filings; and (iii) not to violate or breach any of the covenants or agreements contained in any of the Loan Documents.

Section 9.8. Covenant of Noninterference and Cooperation.

(a) Borrower covenants and agrees that it shall not take any action of any kind or nature whatsoever, either directly or indirectly, to oppose, impede, obstruct, hinder, frustrate, enjoin or otherwise interfere with the exercise by Lender of any of Lender’s rights and remedies against or with respect to the Loan, the Collateral, this Agreement or the other Loan Documents (including specifically, but without limitation, those rights and remedies contained in this Section 9), at law or in equity, and shall not, either directly or indirectly cause any other Person to take any of the foregoing actions.

(b) Borrower covenants and agrees to cooperate fully and completely with the exercise by Lender of any of Lender’s rights and remedies against or with respect to the Collateral, this Agreement or the other Loan Documents (including specifically, but without limitation, those rights and remedies contained in this Section 9).

(c) Borrower covenants and agrees that any violation of either Section 9.8(a) or (b), above, will constitute an act of bad faith undertaken with intent to hinder, delay and defraud Lender.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP.,
a New York corporation

By:
Name:
Title:

BORROWER:

515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company

By:
John R. Sischo
Vice President

Signature Page 1

SCHEDULE 1

Major Decisions

“Major Decision” means

(i) The payment of any Mortgaged Property expense by Borrower or First Mortgage Borrower to an Affiliate of such Person or the entering into of any contractual obligation with such Affiliate other than pursuant to the Management Agreement;

(ii) A distribution to any member of Borrower of any property, whether in cash or otherwise;

(iii) The making of any prepayment of the First Mortgage Loan;

(iv) Any refinancing of the First Mortgage Loan or the Mortgaged Property or any portion thereof;

(v) Any replacement of the Manager (or any successor property manager) or any replacement, amendment, modification, termination or waiver of the Management Agreement or any other property management agreement for the Mortgaged Property;

(vi) Any amendment of any First Mortgage Loan Document;

(vii) Any selection of a leasing or sales broker for the Mortgaged Property, the terms of any brokerage agreement with any such broker, or the payment of any brokerage commission to any such leasing or sales broker;

(viii) The Borrower’s or the First Mortgage Borrower’s entering into any contractual obligation, other than contracts entered into by the Borrower in the ordinary course of the Borrower’s or the First Mortgage Borrower’s business and requiring total payments of less than $250,000;

(ix) Except as set forth in the Operating Budget, any (A) improvement, renovation or refurbishment of the Mortgaged Property; (B) removal, demolition or material alteration (other than routine replacement of equipment) of the improvements or the equipment on the Mortgaged Property or (C) increase in the square footage or gross leasable area of the improvements on the Mortgaged Property if any of the expenses in connection therewith are paid or incurred by the Borrower;

(x) Any material change in the present method of conducting the business of the Borrower or the First Mortgage Borrower;

(xi) The issuance of any membership interests or other equity interests in First Mortgage Borrower, Borrower or its managing member other than as outstanding on the Closing Date;

Schedule 1

(xii) Any change in the method of accounting used by the Borrower or First Mortgage Borrower (i.e. cash, accrual or tax basis);

(xiii) The institution of any material legal proceeding in the name of Borrower or First Mortgage Borrower or settlement of any claim or confession of any judgment against the Borrower or First Mortgage Borrower;

(xiv) Election of a new managing member of Borrower or replacement of the managing member of Borrower as of the Closing Date;

(xv) In the case of a casualty or condemnation, any determination to restore the Mortgaged Property, except as required by the First Mortgage Loan Documents;

(xvi) Entry into or renewal of or amendment or modification of or waiver of any rights under any Lease for the Mortgaged Property or any portion thereof, or the acceptance of any buy out or similar action for any Lease (other than as provided in Section 5.1(s));

(xvii) Borrower’s or First Mortgage Borrower’s entering into any contractual obligation other than in the ordinary course of Borrower’s or First Mortgage Borrower’s business and on prevailing market terms;

(xviii) Borrower’s or First Mortgage Borrower’s guaranteeing the obligations of any Person or lending money to any Person;

(xix) Borrower’s or First Mortgage Borrower’s incurrence of any indebtedness other than the Loan and the First Mortgage Loan, respectively;

(xx) The approval of any Operating Budget and any amendments or modifications thereto;

(xxi) Causing Borrower or First Mortgage Borrower to be a party to any dissolution, liquidation, winding up consolidation or merger;

(xxii) Permitting First Mortgage Borrower to apply any revenue of the Mortgaged Property for any expenses other than as set forth in the Operating Budget; and

(xxiii) (A) The filing of any voluntary petition in bankruptcy on behalf of Borrower or First Mortgage Borrower, (B) the consenting to the filing of any involuntary petition in bankruptcy against Borrower or First Mortgage Borrower, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or First Mortgage Borrower or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of Borrower’s or First Mortgage Borrower’s inability to pay its debts generally as they become due or (G) the taking of any action by Borrower or First Mortgage Borrower in furtherance of any such action.

Schedule 1

SCHEDULE 2

First Mortgage Loan Documents

Loan Agreement

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals

Promissory Note

Manager’s Consent and Subordination of Management Agreement

Assignment of Rents and Leases

Environmental Indemnity Agreement

Guaranty of Non-Recourse Obligations

Collateral Assignment of Hedge Agreement

Note Pledge Agreement

Collection Account Agreement

Local Deposit Bank Agreements

UCC-1 Financing Statement

Schedule 2

SCHEDULE 3

Affiliate Transactions as of Closing

Schedule 3

(i) Management and Leasing Agreement by and between TPG Plaza Investments, LLC and Thomas Development Partners, L.P. *

(ii) First Amendment to Management and Leasing Agreement by and between 515/555 FLOWER ASSOCIATES, LLC and Thomas Properties Group, L.P.

(iii) Development Agreement by and between TPG Plaza Investments, LLC and Thomas Development Partners, L.P. *

(iv) Office Lease Agreement by and between TPG Plaza Investments, LLC as Landlord and Thomas Development Partners, L.P. as Tenant (TPG Corporate Lease)*

(v) Office Lease Agreement by and between TPG Plaza Investments, LLC as Landlord and Thomas Development Partners, L.P. as Tenant (Property Management Office Lease)*

(vi) Office Lease Agreement by and between TPG Plaza Investments, LLC as Landlord and Tenant (6th Floor Showcase Lease)*

*	As of July 15, 2004 these agreements have been assigned by TPG Plaza Investments, LLC to 515/555 Flower Associates, LLC.